Exhibit 3.1(16)

CERTIFICATE OF INCORPORATION

ON CHANGE OF NAME

Company No. 5202201

The Registrar of Companies for England and Wales hereby certifies that EVER 2448 LIMITED having by special resolution changed its name, is now incorporated under the name of AIMIA FOODS GROUP LIMITED

Given at Companies House, Cardiff, the 6th July 2005